Schedule 14C/A
                                 (RULE 14C-101)

                            SCHEDULE 14C INFORMATION

       Information Statement Pursuant to Section 14(c) of the Securities
                     Exchange Act of 1934 (Amendment No. 3)

Check appropriate box:
[X]   Preliminary Information Statement
[ ] Confidential for Use of the Commission only (as permitted by Rule 14(c)-(5)(d)(2)
[ ]   Definitive Information Statement


                         GARB OIL AND POWER CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)
Payment of filing fee (Check the appropriate box):
[X] No fee required.
[ ] Fee compute on table below per Exchange Act Rule 14c-5(g) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.
     (1) Amount previously paid:
     (2) Form, Schedule, or Registration Statement No.:
     (3) Filing Party:
     (4) Date filed.

             UTAH                                                87-0296694
-------------------------------                              -------------------
(State or other jurisdiction of                                (IRS Employer
 incorporation or organization)                              Identification No.)

                          GARB OIL & POWER CORPORATION
                        1588 South Main Street, Suite 200
                           Salt Lake City, Utah 84115


        Registrant's telephone number including area code (801)832-9865


                  --------------------------------------------
                  Former Address, if changed since last report

General

         This Preliminary Information Statement is being furnished to the shareholder of Garb Oil & Power Corporation, a Utah corporation, (the "Company"), in connection with the proposed adoption of an amendment to the Company's Articles of Incorporation (the "Amendment") by the written consent of stockholders holding a majority of the voting power of the Company. The purpose of filing the Amendment is to change the authorized capital of the Company from 20,000,000 shares of common stock to 80,000,000 shares of common stock.

         The Company's Board of Directors adopted and approved a recommendation by way of a resolution that the Company's Articles of Incorporation be amended to increase the authorized capital of the Company from 20,000,000 shares to 80,000,000 shares of common stock, no par value per share. The proposed Amendment to the Company's Articles of Incorporation will become effective with the filing of the Articles of Amendment with the Utah Division of Corporations. The Company expects that the filing of the amendment will occur on or about ________ , 2006 (the Effective Date). If the proposed Amendment were not adopted and approved by written consent, we would be required to convene a special meeting of the stockholders for the express purpose of approving the Amendment. The Company has 20,000,000 shares of common stock issued and outstanding. Because the Company has authorized capital of 20,000,000 shares, it cannot issue any additional shares of its common stock. When the proposed amendment becomes effective, the Company will have authorized capital of 80,000,000 shares and it will have an additional 60,000,000 shares of its common stock which may be issued.

         Pursuant to 16-10a-704 of the Utah Revised Business Corporation Act ("URBCA")a majority of the issued and outstanding shares holding a majority of the voting power may approve the Amendment without holding a shareholders meeting. Pursuant to Section 16-10a-1003 a majority of the voting power is required to vote to amend the Company's Articles of Incorporation. The Company's Board of Directors voted to use the written consent of shareholders holding a majority of the voting power of the Company to effect the Amendment as early as possible and to avoid the costs and time involved in holding a special meeting of shareholders and soliciting proxies.

         Four shareholders, including Garbalizer Corporation of America ("GCA") through John Brewer, the Company's chief executive officer and former President, owned collectively 10,646,282 shares of the Company's common stock and represented 53% of the voting power of the Company. The four shareholders who gave written consent on December 12, 2005, for the adoption of the Amendment described above were GCA, 8,691,000 shares; Robert Taylor, 865,000 shares; Charles Laver, 381,000 shares; and Monty Hamilton, 709,282 shares. Robert Taylor, Charles Laver, and Monty Hamilton are not officers nor directors of the Company. John Brewer, the Company chief executive officer and a director, is the major shareholder of GCA.

         It is proposed that this Information Statement will be sent to stockholders on or about April ____ , 2006. The record date established by the Company for purposes of determining the number of outstanding shares of common stock of the Company, i.e. the voting power, was December 3, 2005 (the "Record Date").

         The Company is sending this Information Statement to its shareholder in full and complete satisfaction of any notice requirements it may have under the URBCA. No other action will be taken by the Company other than by the written consents, and no dissenters rights are accorded the Company's shareholders by the adoption of the Amendment.

OUTSTANDING VOTING STOCK OF THE COMPANY

         As of the Record Date there were 20,000,000 shares of common stock issued and outstanding. The Common Stock is the only outstanding class of stock. Each share of Common Stock entitled the holder thereof to one vote on all matter submitted to shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the ownership of common Stock as of December 3, 2005, for each person known to the Company to be the beneficial owner of more than 5% of the Company's common stock, each director of the Company, and each person intended to file a written consent to the adoption of the Amendment, and all directors, executive officers and designated shareholders of the Company as a group. The information as to beneficial ownership was provided to the Company by or on behalf of the person named. Unless otherwise stated, the business address of each person listed is 1588 South Main Street, Suite 200, Salt Lake City, Utah 84115.

                                                                Percent of
                                        Shares                    shares
Name                             beneficially owned             outstanding
----                             ------------------             -----------
Garbalizer
Corporation(1)                        8,691,000                     43.5

A/S Parkveien
c/o Hoegh A/S(2)
P.O. Box 2416 Solli
0202 Oslo 2, Norway                   1,050,000                      5.2

Bill Vee Anderson                         6,000                       *

Louis A. Zant                               -0-

Charles Laver (Note 4)                  381,000                      1.9
2140 East Lambourne Ave.
Salt Lake City, Utah 84109

Monty Hamilton                          709,282                      3.5
2981 East LaJoya Dr.
Salt Lake City, Utah 84124

Robert Taylor                           865,000                      4.3
7874 South DaVinci Drive
Salt Lake City, Utah 84121

All directors
and officers
as a group                            8,697,000                     43.5

*less than 1%
-----------------
(1) John C. Brewer beneficially owns 98% of the outstanding common stock of Garbalizer Corporations of America ("GCA"). Included in the 8,691,000 shares are 1,684,919 shares which GCA pledged to Rodaric Group LLC and Frank Gillen to secure a loan in the amount of $140,758 entered into by the Company on October 7, 2005. The pledged shares remained in the name of GCA. Under the Company's Bylaws GCA may vote the pledged shares. Also, the 8,691,000 figure is before the GCA issued 1,000,000 shares of the Company's common stock for interest on a loan obligation to LTD II Enterprises in January 2006.

(2) In September 1988 A/S Parkveien 55 filed a Schedule 13D stating its beneficial ownership of 1,800,000 shares owned of record and beneficially by it. The Schedule 13D indicates that an additional 478,000 shares (3.3% of the class) were beneficially owned by two Norwegian corporations having common control or ownership with A/S Parkveien 55. During a prior fiscal year, 1,500,000 shares held of record by A/S Parkveien at the time of the
    Schedule 13D filing were transferred to Christiana Bank, Oslo, Norway, and neither A/S Parkveien 55 nor the other corporations listed on the Schedule 13D currently own shares of record. A/S Parkveien 55 did not inform the Company of any change in beneficial ownership and for that reasons no change in record ownership is reflected in the table and the beneficial ownership stated in the Schedule 13D as adjusted for subsequent sales.
(3) Consists of 9,072,000 shares held by GCA in which Mr. Brewer may be deemed to share beneficial ownership because of his position as a director and principal shareholder of GCA.
(4) Consists of 8,691,000 shares held by GCA in which Mr. Laver may be deemed to share beneficial ownership because of his position as a director of GCA, and 381,000 shares owned of record by Mr. Laver.


                        -------------------------------

AMENDMENT TO ARTICLES OF INCORPORATION

         On December 12,2005 our Board of Directors unanimously adopted a resolution authorizing that the shareholders approve a proposal to increase the Authorized Capital of the Company to 80,000,000 shares of common stock. On December 12, 2005, four of the Company's shareholders holding a majority of the issued and outstanding shares executed a written consent authorizing and approving the proposal to effect the increase in authorized capital. The Increase will become effective upon filing of the Amendment to the Articles of Incorporation ("Amendment") with the Utah Division of Corporations, but our Board of Directors reserves the right not to make such filing if it deems it appropriate not to do so.

PURPOSE OF THE INCREASE IN AUTHORIZED CAPITAL

         The Board of Directors believes that the increase in authorized capital is needed. Presently, all of the shares of the 20,000,000 shares of common stock comprising the authorized capital have been issued. The Company has no additional authorized shares which it may issue. When the Amendment is adopted, the Company will have additional authorized shares of 60,000,000 which may be issued. The Company will have total authorized shares of 80,000,000 shares of common stock, no par value per share.

         The following table shows the number of shares that Company is authorized to issue before and after the filing of the Amendment and the number of shares which the Company has the authority to issue and are reserved for options, warrants, and other commitments before and after the Amendment.

                                                      Before          After
                                                     Amendment      Amendment
                                                     ---------      ---------
Shares available for issuance                           -0-         60,000,000

Shares reserved for options, warrants,
and other commitments                                   -0-          2,107,782*

*Shares the Company borrowed from GCA.

         The Company has used some of the shares of common stock owned by GCA for Company purposes. The Company's director and chief executive officer and former president owns approximately 98% of the issued and outstanding shares of GCA.

         The Company has made several transactions with shares it borrowed from GCA. These transactions discussed below were valued at one-half of the low bid price on the date of issuance. Two transactions varied from this valuation method and were the Hamilton debt conversion and the sale of shares to John J. Drammis. The price per shares for these transactions was negotiated between the parties. By oral agreement the Company will repay GCA for the shares the Company borrowed. GCA will receive no benefit or other form of compensation for lending the shares to the Company other than the repayment or return of the shares.

         On approximately June 15, 2005, 472,282 shares of the Company's common stock were issued to a private lender, W. E. Hamilton Family Corporation, to satisfy a loan obligation of $47,228.20 which includes principal of $35,000 and interest of $12,118. The initial promissory note of $25,000 was made in April 2002 with $10,000 added later. The shares to satisfy the debt obligation were loaned by GCA to the Company on an oral contract. The Company used the funds as working capital and to establish a truck tire importation business from China. The issuance of the shares to satisfy the debt obligation was done by an oral agreement. The per share value for this transaction was approximately $.10.

         In September 2005, the Company sold 362,500 shares of common stock to John J. Drammis for $25,000 in an isolated transaction. By oral agreement the Company borrowed the shares from GCA for the sale. The proceeds were used for working capital. The certificates bore a restricted legend. Mr. Drammis still holds the shares. The shares were purchased pursuant to an oral agreement and the per share value for this transaction was approximately $.07 which price per share was negotiated between the parties.

         On January 6, 2006, GCA issued 1,000,000 shares of restricted common stock to pay interest on a loan of $50,000 entered into by the Company on January 6, 2006, with LTD II Enterprises, an entity controlled by Melvin Thomas Day, II. The payment of interest was by oral agreement. The loan provides that the lender will receive $1.00 per ton of cement and urea sold and $.10 per dry wall sheet. By oral agreement the Company has an obligation to repay the 1,000,000 shares which GCA provided. The per share value for this transaction was approximately $.025 per share with a total value of $25,000.

         In October, September, and May 2005 GCA issued shares of the Company's common stock to consultants. The shares from GCA were contributions to capital and these transactions were not loans of shares. In October 2005, GCA issued 150,000 shares of Garb Oil common stock to Monty Hamilton. The per share value was $.05 with a total value of $7,500. The low bid price on the date of issuance was $.10 per share. In October and September 2005 Import Marketing Corporation, LLC, an entity controlled by Herbert Kugelmeier, received 150,000 shares and 100,000 shares. The per shares values were $.05 and $.04 respectively for a total value of $11,500. The low bid prices on the dates of issuance were $.08 and $.10 per share. In May 2005 GCA issued 200,000 shares of the Company's common stock to Hildegard Mattare for consulting services. The per share value for this transaction was $.04 with a total value of $8,000. The low bid price on the date of issuance was $.08 per share. The consulting agreements are oral and the consultants have no specific duties other than to assist Garb Oil in any financing or capital raising activities. Under an oral agreement GCA provided the 600,000 shares issued to the consultants as a contribution to capital.

         On May 19, 2005, the Company entered into a loan agreement and received loan proceeds of $40,000. The loan was provided by Rodaric Group, LLC, and was payable on July 15, 2005, and has a penalty of $500 per week until paid. The loan agreement provided that on July 15, 2005, the Company would pay a loan fee in the amount of 80,000 shares of its common stock. By oral agreement GCA provided the 80,000 shares for the loan fee. By oral agreement the Company has agreed to repay the 80,000 shares to GCA. The per share value on the date of issuance was $.075 per share for a total of $6,000. On July 15, 2005, the low bid price per share was $.15.

         On May 10, 2005, the Company entered into a loan agreement and received proceeds of $35,000. The loan was provided by Robert Taylor and was payable on July 15, 2005, and has a penalty of $500 per week until paid. The loan agreement provided that on July 15, 2005, the Company would pay a loan fee in the amount of 70,000 shares of its common stock. By oral agreement the Company agreed to repay the 70,000 shares to GCA. The per share value on the date of issuance was $.075 for a total of $5,250. On July 15, 2005, the low bid price per share was $.15.

         On June 13, 2005, the Company entered into a loan agreement and received proceeds of $87,000 from Frank J. Gillen. The loan was payable on July 31, 2005, and has a penalty of $500 per week until paid. The loan agreement provided that on July 15, 2005, the Company was obligated to pay a loan fee of 87,000 shares of its common stock. By oral agreement the Company has agreed to repay the 87,000 shares to GCA. The per share value was $.075 for a total of $$6,525. On July 15, 2005, the low bid price per share was $.15.

         On October 7, 2005, the Company entered into a loan agreement with Rodaric Group LLC, and Frank J. Gillen in the amount of $140,758. The loan combined the loans from Frank Gillen in the amount of $87,000 and from Rodaric Group in the amount of $40,000. The loan became due on January 7, 2006, and bears interest at 18% per annum. The collateral for the loan is 1,684,919 shares provided by GCA. The loan document provides that upon payment of the loan the shares will be returned. If a default occurs the Borrower has the right for a four month period from the date of default to sell the shares to be used for payment of the principal and interest. The parties are in negotiation regarding this note. Because the 1,684,919 shares are only being held as collateral, GCA will not be issued any shares for this transaction unless the shares are not returned.

         None of the shares issued has been sold and the certificates evidencing the shares bear a restricted legend. The Company is not obligated to file a registration statement to register any of the foregoing shares. The shares may become eligible for resale under Rule 144 promulgated under the Securities Act of 1933. After holding the shares for twelve months from the date of issuance the holder may sell shares not to exceed one per cent of the Company's total issued and outstanding shares every three months. The sale of any additional shares may adversely affect the market price for the Company's shares.

         The Company used the proceeds from the loans and sale of stock as working capital which includes, but is not limited to, salaries, rent, utilities, travel, marketing expenses, and other expenses. The Company has been attempting to establish distribution and marketing capability based on vendors in China and to market tire shredders.

         The Company has debt and other payable obligations that are past due. None of the creditors has taken any legal action to collect the amounts outstanding. Mr. John Brewer has accrued salary of approximately $700,000 and has loaned the Company approximately $257,000. Mr. Brewer has informed other members of management that he will not pursue legal action to collect the indebtedness the Company owes him. The Company intend to pay off the amounts outstanding from operating revenues. The Company has several prospects that may yield operating revenues. Because none of the prospects has been agreed to and become enforceable legal obligations, the Company can not give any assurances that theses prospects will be successful and yield operating revenues to the Company sufficient to satisfy all or any of the outstanding obligations.

         It is anticipated that once the Amendment is filed the Company will issue shares of common stock as stated above, except the shares GCA contributed to capital. GCA will be repaid 2,071,782 shares. Other than the repayment of the shares, GCA and its related parties will receive no compensation, consideration, benefit, or remuneration for GCA advancing the shares to and on behalf of the Company.

         In the future the Company may issue shares to gain funding for general business purposes or to make acquisitions of existing businesses or assets. The Board of Directors believes that the additional shares will benefit the overall prospects of the Company and its shareholders. Other than the shares to be issued to GCA there are no other definitive plans to issue additional shares. The Company has no outstanding warrants, or options or other commitments to issue shares of its common stock other than as stated herein.

NO DISSENTERS RIGHTS

         Under the RBCA our shareholders are not entitled to dissenters or appraisal rights with respect to our proposed Amendment and we will not independently provide our stockholders with any such right.

                                         BY ORDER OF THE BOARD OF DIRECTORS

Date: April 12, 2006                      /s/ John Brewer
                                         ------------------------------------
                                         John Brewer, Chief Executive Officer,
                                         Garb Oil & Power Corp.

                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date April 12, 2006.

Garb Oil and Power Corporation


By /s/ John Brewer
--------------------------
John Brewer
Chief Executive Officer